UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 14, 2011

Capital Growth Systems, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 S. Wacker, Suite 1650, Chicago, Illinois 60606

 (Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

 (Registrant's Telephone Number, Including Area Code)

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Separation from Employment.

George King has been the President of Capital Growth Systems, Inc. (the “Company”) and more recently has served as the Interim Chief Financial Officer of the Company.  He entered into a separation agreement with the Company on February 14, 2011, agreeing to separate from employment as of that date.  The agreement calls for continued payment of certain benefits and for payment of severance contingent upon the effectiveness of a full release of the Company by Mr. King.  Effectiveness of the release is subject to a 7 day period from signature, in which he may elect to rescind the release.  Payment of the severance is contingent upon bankruptcy court approval.  Mr. King continues to serve on the Company’s board of directors.

(c)           Appointment of Chief Financial Officer.

Dan Kardatzke is serving as the Company’s chief financial officer, with his appointment effective as of January 6, 2011.  Mr. Kardatzke, 37, joined the Company in February 2007 as the Vice President of Business Development, and just prior to assuming the role of Executive Vice President of Corporate Development and Chief Financial Officer held the position of Senior Vice President of Corporate Development overseeing M&A, corporate strategy, risk management and investor relations.  Prior to joining the Company full-time, Mr. Kardatzke operated as an independent consultant handling the due diligence on the acquisitions by the Company of CentrePath, Inc. and Global Capacity Group, Inc. in 2006.  Mr. Kardatzke has more than fifteen years of experience in corporate finance and strategy, as well as experience in co-founding his own company, SageTV back in 2002 that he led as President, Chief Executive Officer and Chief Operating Officer until December of 2005.  Mr. Kardatzke began his corporate finance career from 1997 to 2002 in a variety of roles at Frankel and MarketForward (Publicis Groupe companies) until he founded SageTV.  Mr. Kardatzke holds a Bachelor’s Degree in Corporate Finance from the University of Illinois.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	George A. King Release Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 18, 2011

CAPITAL GROWTH SYSTEMS, INC.

By:	/s/ Patrick C. Shutt
Patrick C. Shutt
Chief Executive Officer